Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-113688) pertaining to the Carbo Ceramics Inc. Savings and Profit Sharing Plan of CARBO Ceramics Inc.,

(2) Registration Statement (Form S-8 No. 333-137499) pertaining to the Carbo Ceramics Inc. Director Deferred Fee Plan of CARBO Ceramics Inc., and

(3) Registration Statement (Form S-8 No. 333-160145) pertaining to the Carbo Ceramics Inc. Omnibus Incentive Plan of CARBO Ceramics Inc.;

of our reports dated February 25, 2013, with respect to the consolidated financial statements of CARBO Ceramics Inc. and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc. included in this Annual Report (Form 10-K) of CARBO Ceramics Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 25, 2013